                                                                     Exhibit 8.1

                      [KRAMER LEVIN NAFTALIS & FRANKEL LLP LETTERHEAD]



Elbit Medical Imaging Ltd.
13 Mozes Street
Tel Aviv 67442, Israel

September 22, 2005

Ladies and Gentlemen:

     We have acted as tax advisors to Elbit Medical Imaging Ltd., an Israeli corporation ("Acquiror"), in connection with the merger by way of an exchange (the "Exchange") described in the joint proxy statement/prospectus (the "Prospectus") included in the Form F-4 Registration Statement filed by Acquiror with the Securities and Exchange Commission (the "Registration Statement"). In the Exchange, Acquiror will exchange its voting ordinary shares ("Acquiror Ordinary shares"), plus cash in lieu of fractional shares, for all of the issued and outstanding share capital of Elscint Ltd., an Israeli corporation (the "Company," and such shares, the "Company Ordinary shares"), other than Company Ordinary shares held by Acquiror and the Company prior to the Exchange. In addition, at the closing of the Exchange, each outstanding option to purchase Company Ordinary shares will be assumed by Acquiror and will be deemed to be an option to purchase Acquiror Ordinary shares. All capitalized terms, unless otherwise defined, have the meanings assigned to them in the Prospectus.

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Prospectus and (ii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the consummation of the Exchange (the "Closing"). In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by Acquiror and the Company ("Certified Representations") dated the date hereof, including representations that (i) in the Exchange, no holder of Company Ordinary shares will receive in exchange for Company Ordinary shares any consideration other than Acquiror Ordinary shares and cash in lieu of fractional shares thereof,
(ii) Acquiror and Elbit Medical Holdings Ltd., in each case, have acquired their Company Ordinary shares owned prior to the Exchange in transactions unrelated to and not in contemplation of the Exchange, and all of such Company Ordinary shares were acquired more than three years prior to the Exchange and (iii) each outstanding option to purchase Company Ordinary shares had an exercise price at least equal to 80% of the fair market value of the underlying shares as of the grant date. We have assumed that such statements and representations will be complete and accurate as of the Closing. In addition, we have relied upon certain statements, representations and covenants contained in the Prospectus, which we have neither investigated nor verified to the extent not readily ascertainable. We have assumed, to the extent not readily ascertainable, that all such statements and representations are true, correct, complete and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

     In addition, we have assumed that (i) the Exchange will be conducted as described in the Prospectus (including satisfaction of all covenants and conditions to the obligations of Acquiror without amendment or waiver thereof in any respect prior to the consummation of the Exchange), (ii) the documents and instruments referred to in the Prospectus are valid and binding in accordance with their terms and (iii) to the extent that an Israeli court determines that shareholders of the Company that object to the Exchange are entitled to a remedy, either (a) the Company, not Acquiror, will pay such objecting shareholders out of its owns funds the remedy prescribed by the court and imposed on the Company or (b) any such remedy paid by Acquiror to such objecting shareholders will be paid solely in the form of Acquiror Ordinary shares. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "Service") by the Company or Acquiror or, we understand, any other party as to the United States federal income tax consequences of any aspect of the Exchange. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Service and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

     Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the exchange of Company Ordinary shares for Acquiror Ordinary shares, plus cash in lieu of fractional shares, in the Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code, and that Acquiror and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     In addition, the statements of law contained in the section of the Prospectus entitled "The Merger -- Tax Considerations -- Material United States Federal Income Tax Considerations with Respect to the Merger and Ownership of EMI Ordinary Shares" constitute our opinion as to the material United States federal income tax consequences of the exchange of

Company Ordinary shares for Acquiror Ordinary shares in the Exchange and the ownership of Acquiror Ordinary shares.

     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Exchange under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.

     We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "The Merger -- Tax Considerations -- Material United States Federal Income Tax Considerations with Respect to the Merger and Ownership of EMI Ordinary Shares" in the Prospectus. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

     This opinion is being delivered to you as contemplated by the terms of the Exchange and for the purpose of being included as an exhibit to the Registration Statement of which the Prospectus is a part and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent.



                                         Very truly yours,




                                        /s/ Kramer Levin Naftalis & Frankel LLP